.
Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Second Quarter Fiscal 2025 Results
BJ’s raises FY 2025 EPS guide as momentum continues; Company reaches milestone of 8 million members

Second Quarter Fiscal 2025 Highlights
•Comparable club sales decreased by 0.3% year-over-year due to declining retail prices of fuel
•Comparable club sales, excluding gasoline sales, increased by 2.3% year-over-year, led by traffic growth
•Membership fee income increased by 9.0% year-over-year to $123.3 million
•Member count grew to a record 8 million members
•Digitally enabled comparable sales growth was 34%, reflecting two-year stacked comp growth of 56%
•Earnings per diluted share and adjusted earnings per diluted share(a) of $1.14

Marlborough, Mass. (August 22, 2025) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the “Company”) today announced its financial results for the thirteen weeks and twenty-six ended August 2, 2025.

“Our business model continues to perform and build upon momentum, as we grow membership and gain market share even in a dynamic environment. We enter the back half of the year on solid footing and confident in our ability to deliver strong results.” said Bob Eddy, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “We are on a powerful trajectory and our teams remain steadfast towards executing on our long-term objectives.”

Key Measures for the Thirteen Weeks Ended August 2, 2025 (Second Quarter of Fiscal 2025) and for the Twenty-six Weeks Ended August 2, 2025 (First Six Months of Fiscal 2025):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	Thirteen Weeks Ended August 2, 2025	Thirteen Weeks Ended August 3, 2024	% Growth	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024	% Growth
Net sales	$5,256,907	$5,092,279	3.2%	$10,290,001	$9,899,408	3.9%
Membership fee income	123,333	113,116	9.0%	243,722	224,506	8.6%
Total revenues	5,380,240	5,205,395	3.4%	10,533,723	10,123,914	4.0%

Operating income	216,530	203,675	6.3%	420,175	364,430	15.3%
Net income	150,705	144,988	3.9%	300,473	256,007	17.4%
EPS (b)	1.14	1.08	5.6%	2.27	1.91	18.8%
Adjusted net income (a)	151,456	146,332	3.5%	302,331	259,740	16.4%
Adjusted EPS (a)	1.14	1.09	4.6%	2.28	1.94	17.5%
Adjusted EBITDA (a)	303,861	281,349	8.0%	589,697	517,735	13.9%
Basic weighted-average shares outstanding	131,799	132,431		131,684	132,414
Diluted weighted-average shares outstanding	132,517	133,849		132,633	133,980
(a)See “Note Regarding Non-GAAP Financial Information.
(b)EPS represents net income per diluted share.

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Additional Highlights:
•Total comparable club sales decreased by 0.3% and increased by 0.6% in the second quarter and first six months of fiscal 2025, respectively, compared to the same periods in fiscal 2024. Excluding the impact of gasoline sales, comparable club sales increased by 2.3% and 3.1% in the second quarter and first six months of fiscal 2025, respectively, compared to the same periods in fiscal 2024.
•Membership fee income increased to $123.3 million in the second quarter of fiscal 2025 compared to $113.1 million in the second quarter of fiscal 2024. Membership fee income increased to $243.7 million in the first six months of fiscal 2025 compared to $224.5 million in the first six months of fiscal 2024. The increase in both comparative periods was primarily driven by strength in membership acquisition, retention and higher tier membership penetration across both new and existing clubs, as well as the increase in annual membership fees which became effective in January 2025.
•Gross profit increased to $1.01 billion in the second quarter of fiscal 2025 compared to $956.6 million in the second quarter of fiscal 2024. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by 10 basis points over the same quarter of fiscal 2024. Gross profit increased to $1.98 billion in the first six months of fiscal 2025 compared to $1.84 billion in the first six months of fiscal 2024. Merchandise gross margin rate increased by 20 basis points compared to the first six months of fiscal 2024. The Company continues to manage the business to drive profitable growth across the broader merchandise assortment.
•Selling, general and administrative expenses (“SG&A”) increased to $786.4 million in the second quarter of fiscal 2025 compared to $750.3 million in the second quarter of fiscal 2024. SG&A increased to $1.55 billion in the first six months of fiscal 2025 compared to $1.47 billion in the first six months of fiscal 2024. The increase in both comparative periods was primarily driven by increased labor and occupancy costs as a result of new club and gas station openings. Additionally, an increase in the number of owned clubs has resulted in increased depreciation expense year-over-year.
•Income before income taxes increased to $206.1 million in the second quarter of fiscal 2025 compared to $190.9 million in the second quarter of fiscal 2024. Income before income taxes increased to $398.7 million in the first six months of fiscal 2025 compared to $337.7 million in the first six months of fiscal 2024.
•Income tax expense increased to $55.4 million in the second quarter of fiscal 2025 compared to $45.9 million in the second quarter of fiscal 2024. Income tax expense increased to $98.2 million in the first six months of fiscal 2025 compared to $81.7 million in the first six months of fiscal 2024.
•Net income increased to $150.7 million in the second quarter of fiscal 2025 compared to $145.0 million in the second quarter of fiscal 2024. Net income increased to $300.5 million in the first six months of fiscal 2025 compared to $256.0 million in the first six months of fiscal 2024.
•Adjusted EBITDA increased by 8.0% to $303.9 million in the second quarter of fiscal 2025 compared to $281.3 million in the second quarter of fiscal 2024. Adjusted EBITDA increased by 13.9% to $589.7 million in the first six months of fiscal 2025 compared to $517.7 million in the first six months of fiscal 2024.
•Under its existing share repurchase program, the Company repurchased 375,000 shares of common stock, totaling $41.2 million, inclusive of associated costs, in the second quarter of fiscal 2025. In the first six months of fiscal 2025, the Company repurchased 430,000 shares of common stock, totaling $47.4 million, inclusive of associated costs, under such program, and $952.6 million remained available to purchase.

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Fiscal 2025 Ending January 31, 2026 Outlook

“We are pleased with the performance of business year to date and are confident in the outlook for the back half. We continue to see a top line range aligned with our previous outlook, but we are narrowing and increasing our range on the bottom line” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ’s Wholesale Club.
The Company provided an updated outlook for fiscal 2025:
•Comparable club sales, excluding the impact of gasoline sales, to increase 2.0% to 3.5% year-over-year
•Adjusted EPS to range from $4.20 to $4.35
•Capital expenditures of approximately $800 million
Conference Call Details
A conference call to discuss the second quarter of fiscal 2025 financial results is scheduled for today, August 22, 2025, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events & Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 470-1428 within the U.S. or +1 (929) 526-1599 outside the U.S. and reference conference ID 275128.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 255 clubs and 190 BJ's Gas® locations in 21 states. For more information, please visit us at www.bjs.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our future results of operations and financial position; our anticipated fiscal 2025 outlook; our membership fee increases; the timing and amounts of any share repurchases under our current authorized share repurchase program; and our strategic priorities and future progress, as well as statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “can” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including volatility in inflation or interest rates, supply chain disruptions, construction delays and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant digital experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ’s One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2025, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume

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that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended August 2, 2025	Thirteen Weeks Ended August 3, 2024	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024
Net sales	$5,256,907	$5,092,279	$10,290,001	$9,899,408
Membership fee income	123,333	113,116	243,722	224,506
Total revenues	5,380,240	5,205,395	10,533,723	10,123,914
Cost of sales	4,374,065	4,248,819	8,558,049	8,283,948
Selling, general and administrative expenses	786,358	750,323	1,547,238	1,472,094
Pre-opening expenses	3,287	2,578	8,261	3,442
Operating income	216,530	203,675	420,175	364,430
Interest expense, net	10,393	12,755	21,492	26,706
Income before income taxes	206,137	190,920	398,683	337,724
Provision for income taxes	55,432	45,932	98,210	81,717
Net income	$150,705	$144,988	$300,473	$256,007

Income per share attributable to common stockholders—basic:	$1.14	$1.09	$2.28	$1.93
Income per share attributable to common stockholders—diluted:	$1.14	$1.08	$2.27	$1.91

Weighted-average number of shares outstanding:
Basic	131,799	132,431	131,684	132,414
Diluted	132,517	133,849	132,633	133,980

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	August 2, 2025	August 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$47,273	$38,058
Accounts receivable, net	270,905	248,491
Merchandise inventories	1,520,684	1,546,211
Prepaid expense and other current assets	90,096	82,333
Total current assets	1,928,958	1,915,093

Operating lease right-of-use assets, net	2,054,621	2,150,965
Property and equipment, net	2,068,193	1,697,139
Goodwill	1,008,816	1,008,816
Intangibles, net	98,285	104,370
Deferred income taxes	5,804	3,548
Other assets	67,095	49,971
Total assets	$7,231,772	$6,929,902

LIABILITIES
Current liabilities:
Short-term debt	$105,000	$217,000
Current portion of operating lease liabilities	173,521	162,777
Accounts payable	1,264,208	1,285,733
Accrued expenses and other current liabilities	891,507	858,240
Total current liabilities	2,434,236	2,523,750

Long-term operating lease liabilities	1,959,378	2,058,071
Long-term debt	398,953	398,586
Deferred income taxes	68,065	70,976
Other non-current liabilities	272,046	223,612

STOCKHOLDERS' EQUITY	2,099,094	1,654,907
Total liabilities and stockholders' equity	$7,231,772	$6,929,902

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$300,473	$256,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,598	128,559
Amortization of debt issuance costs and accretion of original issue discount	546	554
Stock-based compensation expense	24,599	18,926
Deferred income tax provision (benefit)	9,577	(3,274)
Changes in operating leases and other non-cash items	(22,178)	6,479
Increase (decrease) in cash due to changes in:
Accounts receivable, net	12,243	(20,006)
Merchandise inventories	(11,696)	(91,389)
Accounts payable	10,696	102,452
Accrued expenses and other current liabilities	(9,107)	34,312
Other operating assets and liabilities, net	1,206	(10,422)
Net cash provided by operating activities	457,957	422,198
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(303,070)	(239,620)
Other investing activities	(3,086)	—
Net cash used in investing activities	(306,156)	(239,620)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving lines of credit	131,000	366,000
Payments on revolving lines of credit	(201,000)	(468,000)
Net cash received from stock option exercises	5,014	15,463
Net cash received from Employee Stock Purchase Program	4,449	3,411
Acquisition of treasury stock	(82,895)	(99,965)
Proceeds from financing obligations	14,804	6,008
Other financing activities	(4,172)	(3,486)
Net cash used in financing activities	(132,800)	(180,569)
Net increase (decrease) in cash and cash equivalents	19,001	2,009
Cash and cash equivalents at beginning of period	28,272	36,049
Cash and cash equivalents at end of period	$47,273	$38,058

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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt, net debt to last twelve months (“LTM”) adjusted EBITDA, and comparable club sales.
We define adjusted net income as net income as reported, adjusted for non-recurring, infrequent, or unusual changes, including restructuring charges, and other adjustments that the Company believes appropriate, net of the tax impact of such adjustments.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; restructuring and other adjustments.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted EPS and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA and adjusted EPS in connection with establishing annual and long-term incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

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In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2025 to net income per diluted share, which is the most directly comparable GAAP measure, under “Fiscal 2025 Ending January 31, 2026” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company's control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under “Fiscal 2025 Ending January 31, 2026” above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

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Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended August 2, 2025	Thirteen Weeks Ended August 3, 2024	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024
Net income as reported	$150,705	$144,988	$300,473	$256,007
Adjustments:
Restructuring (a)	1,043	1,878	2,580	5,185
Tax impact of adjustments to net income (b)	(292)	(534)	(722)	(1,452)
Adjusted net income	$151,456	$146,332	$302,331	$259,740

Weighted-average diluted shares outstanding	132,517	133,849	132,633	133,980
Adjusted EPS (c)	$1.14	$1.09	$2.28	$1.94

(a)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(c)Adjusted EPS is measured using weighted-average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended August 2, 2025	Thirteen Weeks Ended August 3, 2024	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024
Net income	$150,705	$144,988	$300,473	$256,007
Interest expense, net	10,393	12,755	21,492	26,706
Provision for income taxes	55,432	45,932	98,210	81,717
Depreciation and amortization	71,933	65,137	141,598	128,559
Stock-based compensation expense	13,945	10,336	24,599	18,926
Restructuring (a)	1,043	1,878	2,580	5,185
Other adjustments (b)	410	323	745	635
Adjusted EBITDA	$303,861	$281,349	$589,697	$517,735
(a)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted free cash flow
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended August 2, 2025	Thirteen Weeks Ended August 3, 2024	Twenty-six Weeks Ended August 2, 2025	Twenty-six Weeks Ended August 3, 2024
Net cash provided by operating activities	$249,864	$221,351	$457,957	$422,198
Less: Additions to property and equipment, net of disposals	(165,568)	(133,879)	(306,065)	(239,620)
Plus: Proceeds from sale-leaseback transactions	2,995	—	2,995	—
Adjusted free cash flow	$87,291	$87,472	$154,887	$182,578

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net debt and net debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

August 2, 2025
Total debt	$503,953
Less: Cash and cash equivalents	(47,273)
Net debt	$456,680

Net income	$578,883
Interest expense, net	46,145
Provision for income taxes	202,923
Depreciation and amortization	275,107
Stock-based compensation expense	53,471
Restructuring	5,822
Other adjustments	206
Adjusted EBITDA (a)	$1,162,557

Net debt to LTM adjusted EBITDA	0.4x

(a)    See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
investors@bjs.com
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597